EXHIBIT 10(l)
                                                                -------------

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                      Employers Mutual Casualty Company

     This Supplemental Executive Retirement Plan (hereinafter "the Plan") is adopted this 13th day of September, 1994 by Employers Mutual Casualty Company (hereinafter "EMCC").

                                  Article I

                       Introduction and Purpose of Plan

     1.1 Establishment of Plan. EMCC, by execution of this document, hereby establishes this Supplemental Executive Retirement Plan which shall become effective as of January 1, 1995. The Plan shall be maintained for the exclusive benefit of Plan Participants and is intended to be a nonqualified deferred compensation plan for the benefit of certain highly compensated and managerial employees of EMCC.

     1.2 Purpose of Plan. The purpose of this Plan is to aid EMCC in attracting and retaining certain highly compensated key employees by providing a level of retirement benefits that may otherwise be limited by governmental limitations and by the level of benefits provided by other retirement income programs of EMCC.

                                  Article II

                                 Definitions

     2.1 Administrator means the Pension Committee of EMCC and any individual or committee of individuals appointed by the Pension Committee to administer the Plan.

     2.2 (i) Average Annual Compensation for Eligibility means the average of a Participant's Compensation for the previous three calendar years.

          (ii) Average Annual compensation for Benefit Determination means the average of a Participant's Compensation for the highest five years out of the previous ten calendar years. If a Participant has not attained ten Years of Service at the time the Average Annual Compensation is determined, the average shall be determined for the highest five years out of all the Participant's Years of Service.

     2.3 Beneficiary means the spouse of the Participant. No person other than the Participant and the Participant's spouse shall be entitled to receive a benefit from this Plan on account of the Participant's participation.

     2.4 Code means the Internal Revenue Code of 1986, as amended, and includes any regulations thereunder.

     2.5 Compensation. Compensation includes all wages for federal income tax purposes, as defined under Code Section 3401(a) (for purposes of income tax withholding at the source), disregarding any rules limiting the remuneration included as wages based on the nature or location of the employment or services performed. Compensation shall also include compensation which is contributed by EMCC pursuant to a salary reduction agreement and which is not currently includable in the employee's gross income by reason of the application of Code Sections 125, 401(k), 402(a)(8), 402(h), 403(b) or 457 along with any amounts deferred by the Participant under the EMCC Deferred Bonus Plan. Compensation shall specifically exclude the following: relocation allowances, pay in lieu of vacation, gain from stock options, accumulated sick leave paid at retirement, reimbursement for loss of auto, payment of stock purchase discount and the EMCC matching contribution to the EMCC 401(k) Plan. This definition of compensation is the same definition as used in the EMCC Retirement Plan. If at any time that definition of compensation changes, the definition for purposes of this Plan shall not change unless the Administrator specifically amends this Plan in writing.

     2.6 EMCC Retirement Plan means the EMCC qualified retirement pension plan which is maintained by EMCC and which may be amended from time to time.

     2.7 Normal Retirement Age means the date on which the Participant attains the age of 65.

     2.8 Participant means an employee or former employee who meets the eligibility requirements of Article III of this Plan and who retains the rights to benefits under the Plan.

     2.9   Plan Year means the calendar year.

     2.10 Senior Officer means any employee of EMCC who holds the title of Resident Vice President or higher. If at any time the issue arises whether a particular employee of EMCC is a Senior Officer, the Administrator shall have the sole authority to determine the status of that particular employee; provided, however, that any such decisions shall be made in a uniform and nondiscriminatory manner.

     2.11 Year of Service. An employee shall be credited with a Year of Service for each calendar year which that employee has worked over 1000 hours or is otherwise considered a full-time employee of EMCC or any of its affiliates and subsidiaries. For purposes of eligibility and vesting, an employee will be credited with all Years of Service both before and after the effective date of this Plan.

                                 Article III

                        Participation and Eligibility

     3.1 Eligibility. Senior Officers of EMCC whose Average Annual Compensation is equal to or greater than $100,000 are eligible to participate in the Plan. Beginning on January 1, 1996, and annually thereafter, the $100,000 amount (as previously adjusted) shall be adjusted by the percentage increase (or decrease) in the Cost Price Indicator (CPI) published for the prior calendar year. If, for example, the CPI increases by 4.2% in 1995, an employee must have an average annual compensation of $104,200 or more in order to become eligible to participate in 1996. Subsequent adjustments shall be made by applying the CPI to the minimum earnings figure for that calendar year. In the previous example, the 1997 adjustment would be calculated by multiplying $104,200 by the CPI for 1996 and adding the product to $104,200.

     3.2 Continuing Eligibility and Participation. Once an employee has become eligible to participate, that employee shall become a Participant in the Plan and shall remain as a participant until all benefits of the Plan have been paid to that Participant. A reduction in Compensation of a Participant or a change in officer status shall not cause the Participant to lose eligibility for the Plan. If a Participant terminates employment and is subsequently reemployed, that Participant shall be treated as a new employee for purposes of determining eligibility and benefits and shall not be given Years of Service credit for the previous employment period.

                                  Article IV

                              Amount of Benefit

     4.1 Amount of Benefit. The Benefit each Participant shall be entitled to receive will be a lump sum payment which is equal to the present value of the right to receive the Base Benefit, less applicable offsets, over a 10 year certain period. It is anticipated that for some Participants the entire Base Benefit will be provided through other sources of retirement benefits and that this Plan will not be needed to provide a supplemental benefit.

     4.2 Base Benefit. The annual Base Benefit shall be equal to 60% of a Participant's Average Annual Compensation for Benefit Determination, which for purposes of determining the Base Benefit shall be equal to the average of the five highest years out of the past ten years of service (or, if less, the Participant's total Years of Service) which results in the highest average compensation for that Participant.

     4.3 Offsets against Base Benefit. The annual Base Benefit shall be reduced by the following enumerated offsets:

           4.3.(a) The benefit shall first be reduced by one-half of the annual social security benefit that the Participant will receive if retirement occurs at age 65.

           4.3.(b) The result in (a) shall be multiplied by a years of service factor which is equal to the years of service of the Participant divided by 30, the maximum number of years which will be taken into account. All years of service up to age 65 will be counted for this purpose. In no event shall this fraction or factor be more than one.

           4.3.(c) The result in (b) shall then be multiplied by an earned service percentage equal to the number of months and Years of Service worked by the Participant over the total number of months and years from the date of hire to the participant's Normal Retirement Date.

           4.3.(d) The result of (c) is then adjusted for early or late retirement factors. A Participant who elects to receive a benefit prior to the time that Participant attains the age of 65 shall be multiplied by a factor based on the number of years that the date the benefits commence precedes the date the Participant would attain the age of 65 years, as shown in the following table:

            NUMBER OF YEARS BENEFIT
            PAYMENT PRECEDES ATTAINING
            AGE 65                                   FACTOR

                         1                             .92
                         2                             .86
                         3                             .80
                         4                             .75
                         5                             .70
                         6                             .66
                         7                             .62
                         8                             .58
                         9                             .55
                        10                             .52

A Participant who elects to receive a benefit after the time that Participant attains the age of 65 years shall be multiplied by a factor based on the number of years that the date the benefits commence follows the date the Participant attained the age of 65 years, as shown in the following table:

            NUMBER OF YEARS BENEFIT
            PAYMENT FOLLOWS ATTAINING
            AGE 65                                   FACTOR

                         1                            1.06
                         2                            1.12
                         3                            1.19
                         4                            1.26
                         5                            1.34
                         6                            1.42
                         7                            1.50
                         8                            1.59
                         9                            1.69
                        10                            1.79

Both of the above factors shall be prorated for a partial year (counting a partial month as a complete month). Factors for numbers of years beyond ten shall be calculated using a consistently applied reasonable actuarial equivalent method.

           4.3.(e) From the result in (d) the following annual benefits shall be subtracted:
               (i) The Participant's annual benefit from the EMCC Retirement Plan, calculated on the Participant's actual retirement date and valuing the annual benefit as if the Participant had elected a ten year certain payout of those Retirement Plan benefits. A Participant's retirement date shall be determined in accordance with the provisions of Article V.

              (ii) The value of the EMCC matching contribution to the EMCC 401(k) Plan, also valued by converting the Participant's account balance attributable to EMCC matching contributions (including income earned thereon) to an annual payment using ten year certain payout.

             (iii) The value of additional EMCC payments made to the Participant, such as from the Excess Retirement Benefit Agreement, or any other retirement income benefits paid by EMCC. This amount shall also be converted to an annual payment amount using a ten year certain payout.

           4.3.(f) The value of the benefit shall be reduced by the amount of Benefit that a reemployed Participant was entitled to receive because of prior participation in this Plan. This amount shall be converted to an annual payment amount using a ten year certain payout.

           4.3.(g) Any benefit payable under this Plan will be the positive remainder value resulting from the above Calculations. If the above calculations result in a negative number, no benefit shall be payable under this Plan as the Base Benefit will have been furnished the Participant through other sources.

     4.4 Vesting. A Participant shall become vested in the right to receive any benefits provided by this Plan upon the completion of five (5) Years of Service.

                                  Article V

                             Payment of Benefits

     5.1 Retirement Benefits. Benefits under this Plan shall become payable at the date of retirement to any Participant who retires after attaining age 55, subject to the provisions of Section 5.7.

     5.2 Death Benefits. If a Participant who is vested in the Plan dies prior to age 55, the Participant's surviving spouse shall be entitled to a benefit equal to one-half of the Participant's benefit calculated under
Article IV, which shall be payable to the Participant's surviving spouse at the time the Participant would have attained age 55. If the spouse does not survive to the time the Participant would have attained age 55, no benefit will be payable to the surviving spouse. If a Participant dies after attaining age 55, and before receiving a benefit under this Plan, the Participant's surviving spouse shall be entitled to a benefit equal to one-half of the Participant's benefit calculated under Article IV, which shall be payable at the death of the Participant. If a Participant dies leaving no surviving spouse, no death benefit shall be payable. For purposes of this Plan, a surviving spouse shall include only a person who was legally married to the Participant for at least one year prior to the date benefits become payable under the Plan and continued to be married to that Participant at the date of the Participant's death. For purposes of this Plan, the term surviving spouse shall not include anyone who was a spouse by reason of any state law which allows for common law marriage.

     5.3 Disability Payments. If a vested Participant becomes disabled, that Participant shall be entitled to receive that Participant's benefit in the same manner as vested termination benefits provided for in section 5.4 below.

     5.4 Benefits on Termination of Employment. If a vested Participant terminates employment before age 55, benefits payable under the Plan shall be paid at the same time that the Participant elects to receive benefits under the then existing EMCC Retirement Plan, but in no instance prior to the time the Participant attains the age of 55 and no later than the time the Participant attains the age of 65. If a vested Participant who has terminated employment dies before attaining age 55, the benefit shall be paid to the surviving spouse in the same manner as in Section 5.2. A Participant whose employment is terminated for cause, or an employee who has voluntarily terminated employment and who committed theft, embezzlement or other acts of dishonesty against EMCC shall not be entitled to any benefits under this Plan.

     5.5 Form of Payment. The normal Form of Payment will be calculated based upon a ten year certain and shall be paid in a lump sum equal to the present value of the stream of payments over that ten year certain. At the time the benefit is calculated, the calculation of the present value shall be made using the PBGC (Pension Benefit Guaranty Corporation) interest rate for immediate annuities (PBGC Reg. Part 2619, Appendix B) averaged over the prior five years. The average rate shall be calculated based on the PBGC rate for January 1 of the year in which the benefit is payable and the immediately preceding 4 years.

     5.6 Funding of Benefit. This Plan is an unfunded plan. Benefits will be payable from the general assets of EMCC. Accordingly, these benefits are not secured; the Participants' claims to benefits are the same as the claims of a general unsecured creditor of EMCC.

     5.7 Timing of Payment of Benefit. Payment of the lump sum benefit shall be made at such time as is determined by the Administrator but shall be made no later than the last day of the seventh month of the Plan Year following the year in which the benefit becomes payable.

                                  Article VI

                            Administration of Plan

     6.1 Administration. The Administrator shall maintain appropriate records which detail the accrued benefit of each Participant and any other records which are necessary or appropriate. The Administrator shall institute an appropriate claims procedure and procedures for communication of the details of this Plan to Participants.

     6.2 Adoption by Subsidiaries. This Plan may be adopted by any of the subsidiaries or affiliates of EMCC to cover those Employees who meet the eligibility requirements of this Plan and who are otherwise eligible to participate in the EMCC Retirement Plan. Each adopting subsidiary or affiliate shall determine its own definition of "Senior Officer" but otherwise the terms of this Plan shall control. A subsidiary or affiliate shall adopt this Plan by resolution of its Board of Directors.

                                 Article VII

                       Amendment or Termination of Plan

     7.1 Amendment of Plan. The Administrator shall have the right to amend the Plan, at any time and from time to time, in whole or in part. The Administrator shall notify each Participant in writing of any Plan amendment. No amendment shall reduce amount of benefit which any participant has accrued to the date of the amendment. If at any time the EMCC Retirement Plan is amended in any way which would affect this Plan, the terms and conditions of the EMCC Retirement Plan as in effect at the effective date of this Plan shall control in determining coverage, eligibility and the amount of benefits under this Plan, unless this Plan is specifically amended to conform to the changes in the EMCC Retirement Plan.

     7.2 Termination of Plan. Although EMCC has established this Plan with the intention and expectation to maintain the Plan indefinitely, EMCC may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all further benefit accruals shall cease. Benefits accrued to the date of termination shall be paid out in accordance with the terms of this Plan.

                                 Article VIII

                                 Miscellaneous

     8.1 Limitation of Rights: Employment Relationship. Neither the establishment of this Plan nor any modification thereof, nor the accrual of any benefit, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against EMCC except as provided in the Plan. In no event shall the terms of employment of any employee be modified or in any way be affected by the Plan.

     8.2 Limitation on Assignment. Benefits under this Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. A Participant's or Beneficiary's interest in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process.

     8.3 Representations. EMCC does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

     8.4 Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

     8.5 Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State of Iowa.

     This Plan is entered into as of the date first above entered.

                                         EMPLOYERS MUTUAL CASUALTY COMPANY

                                         by /s/ Bruce G. Kelley
                                         ----------------------
Attest:

/s/ Philip T. Van Ekeren
    Secretary